SCHEDULE 14a Information

      Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934 (Amendment No. __________)

      Filed by the Registrant /x/

      Filed by a part other than the Registrant / /

        Check the appropriate box:

     / /  Preliminary Proxy Statement

     / /   Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))

     /x/   Definitive Proxy Statement

     / /   Definitive Additional Materials

     / /   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                    AMERICAN OIFIELD DIVERS, INC.
                    -----------------------------
             (Name of Registrant as Specified in Its Charter)


                   -----------------------------
               (Name of Person(s) Filing Proxy Statment, if
                       other than Registrant)

      Payment of Filing Fee (Check the appropriate box):

      /x/  No fee required

      / / Fee computed on table below per Exchange Act Rules 14a-6(e)(1) and 0-11.

           (1) Title of each class of securities to which transaction applies:

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            (2) Aggregate number of securities to which transaction
               applies:

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            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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            (4) Proposed maximum aggregate value of transaction:

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             (5) Total fee paid:

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      / /  Fee paid previously with preliminary materials.

      / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:

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           (2)  Form, Schedule or Registration Statement No.:

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           (4)   Date Filed:

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

                       AMERICAN OILFIELD DIVERS, INC.
                     900 TOWN & COUNTRY LANE, SUITE 400
                           HOUSTON, TEXAS  77024

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MAY 15, 1998



To the stockholders of American Oilfield Divers, Inc.:


   NOTICE IS HEREBY GIVEN that the 1998 annual meeting of stockholders of American Oilfield Divers, Inc. (the "Company" ) will be held Friday, May 15, 1998 at 9:00 a.m. local time in the Radisson Suite Hotel Houston West, 10655 Katy Freeway, Houston, Texas 77024, for the following purposes, more fully described in the accompanying proxy statement:

   1. To elect two Class II directors.

   2. To approve an amendment to the Amended and Restated Articles of Incorporation to change the Company name to "Ceanic Corporation."

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only common stockholders of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the annual meeting and all adjournments thereof.

   Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please mark, date and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting should you wish to do so.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Quinn J. Hebert
                                              Quinn J. Hebert
                                                 Secretary
Houston, Texas
April 8, 1998
                       AMERICAN OILFIELD DIVERS, INC.
                     900 TOWN & COUNTRY LANE, SUITE 400
                           HOUSTON, TEXAS  77024

                              PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 15, 1998


                                  GENERAL

   This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of American Oilfield Divers, Inc. (the "Company") for use at its annual meeting of shareholders to be held May 15, 1998 at the time and place for the purposes set forth in the accompanying Notice of Meeting, and at any adjournment thereof (the "Meeting"). This Proxy Statement is being mailed to shareholders together with the proxy materials on or about April 8, 1998.

   The costs of soliciting proxies in the enclosed form will be borne by the Company. In addition to soliciting proxies by mail, directors, officers, and employees of the Company and its subsidiaries, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with banks, brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the common stock of the Company ("Common Stock"), and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

   The proxies that accompany this Proxy Statement permit each holder of record of Common Stock on April 3, 1998 to vote on all matters to come before the Meeting. On that date the Company had outstanding 10,640,760 shares of Common Stock, each of which is entitled to one vote. If you specify your choice on the proxy with respect to a matter being voted upon, the shares represented by your proxy will be voted in accordance with your specification. If no specification is made, the shares will be voted in favor of both of the proposed nominees to the Board of Directors listed herein and for the proposal to amend the Company's Amended and Restated Articles of Incorporation to change its name to "Ceanic Corporation."

   The Board of Directors of the Company is not aware of any business to be acted upon at the Meeting other than those matters set forth in the accompanying Notice of Meeting. If, however, other proper matters are brought before the Meeting, or any adjournment thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.

   You may revoke your proxy by (i) giving written notice of revocation at any time before its exercise to Quinn J. Hebert, Secretary, American Oilfield Divers, Inc., 900 Town & Country Lane, Suite 400, Houston, Texas 77024, (ii) executing and delivering to Mr. Hebert at any time before its exercise a later dated proxy or (iii) attending the Meeting and voting in person.

                           ELECTION OF DIRECTORS

   The Company's Amended and Restated Articles of Incorporation provide for a Board of Directors consisting of three classes, with the number of directors to be set forth in the By-laws. The By-laws provide for a Board of Directors of five persons. The term of office of the Class II directors will expire at the Meeting, and the persons listed as the Class II nominees in the table below will be nominated for the election to the Board of Directors for a term expiring in 2001. The term of office of the Class III directors will expire at the 1999 meeting. The term of office of the Class I director will expire at the 2000 meeting. Proxies cannot be voted for more than two nominees, and not more than two directors can be elected.
   In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby for the election of the nominees listed below. In the unanticipated event that either Mr. O'Malley or Mr. Peterson is unavailable as a candidate for director, the Board of Directors will nominate a replacement candidate and the person named in the accompanying proxy will vote for such candidate.

   The following table sets forth certain information as of April 1, 1998 concerning the nominees for director, each director and each executive officer of the Company named, including the number and percentage of shares of Common Stock beneficially owned by him, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. The date shown under the caption "First Elected Director" for each nominee and director refers to the year in which he was first elected to the Board of Directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years or longer and shares indicated as beneficially owned are held directly with sole voting and investment power. In the case of directors who are also officers of the Company, unless otherwise indicated, such persons have been employed as an officer in one or more capacities by the Company or a subsidiary for the past five years or longer. The address of each director and executive officer is c/o American Oilfield Divers, Inc., 900 Town & Country Lane, Suite 400, Houston, Texas 77024. All executive officers of the Company, including Messrs. Stanley, Peterson, Suggs, Hebert, Cowe and Ms. Green serve at the pleasure of the Board of Directors. The Board of Directors recommends a vote FOR the nomineess named below:

                                  Principal          First      Shares
                                Occupation or       Elected  Beneficially
     Name            Age          Employment        Director    Owned     Percent
     -----           ---        -------------       -------- ------------ -------
Nominees for Class II Directors (For Term expiring in 2001)

Kevin C. Peterson    41     Executive Vice President   1997      2,100      *
                              and Chief Operating
                                 Officer<F1>

William C. O'Malley  61   Chairman of the Board of     1993     20,150<F3>  *
                           Directors, President
                            and Chief Executive
                           Officer of Tidewater,
                            Inc. (marine services)<F2>

Continuing Class III Directors (Term expires in 1999)

George C. Yax        56   Chairman of the Board<F4>    1981    941,731     8.85%

Stephen A. Lasher    50   President of The Gulf        1993     22,500<F3>   *
                            Star Group, Inc.
                           (financial advisory
                              services)<F5>

Continuing Class  I Director (Term expires in 2000)

Rodney W. Stanley    53   President and Chief           1996   113,800<F3>   *
                           Executive Officer<F6>

Executive Officers not serving as Directors

Robert B. Suggs      50   Senior Vice President -        ---     96,000        *
                           Americas Region<F7>

Gordon J. Cowe       43   Vice President -               ---       ---       *
                         Corporate Engineering<F8>

Quinn J. Hebert      34   Corporate Counsel and          ---         *       *
                            Secretary<F9>

Cathy M. Green       32   Vice President - Finance       ---     2,500<F3>   *
                           and Chief Financial
                             Officer<F10>
                                                               ---------
All nominees, directors and executive officers as a
 group  (nine persons)                                       1,198,781     11.27%

----------
* Less than one percent.

<F1> Mr.  Peterson  has  been  Chief  Operating Officer since October 13, 1997.  He joined the
Company as a Director and Executive Vice President and President - Technology Group on May 15,
1997.  Until joining the Company in May,  1997,  Mr.  Peterson  served  as President and Chief
Executive Officer of Coflexip Stena Offshore, Inc., a subsea contractor.   From 1990 until May
1997  Mr.  Peterson  was  President  and  Chief  Operating  Officer  of  Perry  Tritech,  Inc.
manufacturer of remotely operated vehicles ("ROV").

<F2> Mr. O'Malley is a member of the Compensation Committee and is Chairman and a member of the
Audit  Committee.  Mr. O'Malley has been Chairman of the Board, President and Chief  Executive
Officer  of  Tidewater  Inc.,  a  provider of offshore marine services, since September, 1994.
Prior to that time, he had been Chairman of the Board of Directors of Sonat Offshore Drilling,
Inc. ("Sonat Offshore"), an oil and gas contract drilling company, since April, 1987 and Chief
Executive Officer of Sonat Offshore  since May, 1990.  Until May, 1993, Mr. O'Malley served as a director and Executive Vice President  of  Sonat, Inc., a holding company of various energy-
related subsidiaries and principal stockholder  of  Sonat  Offshore.   Mr.  O'Malley is also a
director of Hibernia Corporation, a bank holding company.

<F3>  Shares  beneficially  owned  by  Mr.  O'Malley include options to purchase 7,500  shares.
Shares beneficially owned by Mr. Lasher include  options  to  purchase  7,500  shares.  Shares beneficially owned by Mr. Stanley includes options to purchase 60,000 shares and 16,000 shares held in a trust in which Stanley's is trustee.  Shares beneficially owned by Ms. Green consist of options to purchase 2,000 shares.

<F4> Mr. Yax served as President and Chief Executive Officer of the Company from  its inception until December 1996.

<F5> Mr.  Lasher  is  a  member  of  the  Audit Committee and is Chairman and a member of  the
Compensation  Committee.   Mr. Lasher is also  director  of  Weingarten  Realty  Investors,  a publicly-held real estate investment  trust,  and  Weingarten Properties, a public real estate investment trust.  Since 1990, Mr. Lasher has been President  of  The Gulf Star Group, Inc., a provider of financial advisory services.

<F6> Mr. Stanley has been a Director and President and Chief Executive  Officer  of the Company
since  December  1996.   He  joined  the  Company  as  a Director and Senior Vice President  -
International Operations on August 1, 1996.  From 1995 to May 1996, he served as President and
Chief Executive Officer of Hard Suits Inc., which was acquired  by  the Company in 1996.  From
1986 to 1995 Mr. Stanley was President and Chief Executive Officer of Sonsub, Inc., a provider of subsea engineering and other services.

<F7> Robert B. Suggs joined the Company in 1985 as the Company's Vice President-Operations.
He became Vice President/General Manager-Offshore Division in 1990 and in 1997, became
Senior Vice President-Americas Region.  From 1981 to 1985, Mr. Suggs served as
Vice President-Diving Services for Sea Con, Inc.  In 1975, Mr. Suggs co-founded Sea Dive,
Inc. which was sold to Sea Con, Inc. in 1981.  He served in the United States Navy aboard a nuclear submarine from 1966 to 1970.

<F8> Gordon J. Cowe joined the Company  in  1997  as  Vice President - Corporation Engineering.
From  1996  until May 1997 he was a Senior Vice President  of  Sonsub  International  Inc.,  a
provider of subsea and engineering services  From 1994 to 1996, Mr. Cowe served as Engineering
Manager/Deputy  Alliance  Manager for Transfield Worley Joint Venture.  Prior to that time, he served in various engineering management positions.

<F9> Mr. Hebert joined the Company in 1993.  Until 1993 he was an associate  with the law firm of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.

<F10>  Cathy  M.  Green  joined  the  Company in 1994 as Corporate Controller.  She became  Vice
President - Finance and Chief Financial Officer in January 1996.  From 1992 to 1994, she was a
manager with Price Waterhouse LLP, an independent public accounting firm.


                   _______________________

   During 1997, the Board of Directors held eight meetings. During the period that he served as a director in 1997, each director of the Company attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which he is a member.

   Each director of the Company who is not an officer of the Company receives (i) an annual fee of $15,000, (ii) $500 for each meeting of the Board of Directors or any Board committee that the director attends and (iii) reimbursement of all ordinary and necessary expenses incurred in attending any meeting of the Board or any Board committee.

   Pursuant to the Company's Non-Employee Director Stock Option Plan (the "Director Plan"), each non-employee director will automatically receive options to purchase 1,500 shares of the Common Stock of the Company upon first becoming a director and annually thereafter on the day following the Company's annual meeting of shareholders at an exercise price equal to the fair market value of the Common Stock on the grant date, which, so long as the Company's Common Stock is quoted on The Nasdaq Stock Market, will be the final closing sales price per share for the trading day next preceding the grant date. A maximum of 50,000 shares may be issued pursuant to options granted under the Director Plan. As of December 31, 1997, options for 15,000 shares have been granted under the Director Plan.

   The Audit Committee, which met once in 1997, meets periodically with representatives of the Company's independent public accountants to assess the financial position and results of operations of the Company and reports to the Board of Directors with respect thereto. The Compensation Committee, which met three times in 1997, reviews, analyzes and recommends compensation programs to the Board, establishes executive compensation, evaluates the performance of certain executive officers and is responsible for the administration of and the grant of awards under the Company's Amended and Restated Incentive Compensation Plan. The Board of Directors does not have a standing nominating committee.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and beneficial owners of more than 10% of the Common Stock to file certain beneficial ownership reports with the Securities and Exchange Commission. Mr. Stanley, the Company's President and Chief Executive Officer, failed to file timely in 1997 a Form 4 reporting one transaction. Each of Mr. O'Malley and Mr. Lasher, directors of the Company, failed to file timely in 1995 and 1996 a Form 5 reporting one transaction. Each of Mr. Hebert and Ms. Green, executive officers of the Company, failed to file timely in 1997 a Form 4 reporting one transaction. Mr. Suggs, executive officer of the Company failed to file timely in 1996 two Form 4 reporting six transactions and in 1997 a Form 4 reporting two transactions.

                      PROPOSAL TO AMEND
                THE ARTICLES OF INCORPORATION

      The Board of Directors has unanimously approved a recommendation that the shareholders adopt an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles"). The effect of the amendment would be to change the name of the Company from "American Oilfield Divers, Inc." to "Ceanic Corporation". When the Company began in 1981, American Oilfield Divers, Inc. was a diving and vessel services company for the United States oil and gas industry, focusing primarily in the Gulf of Mexico. Since 1981, the Company has grown and diversified into an international subsea service company providing underwater services and products to the oil and gas industry as well as industrial and governmental customers, both domestically and internationally. Currently, the Company not only provides traditional oilfield diving and vessel services but also has expanded into general contracting services, deepwater ROV services and field development services. The Company adopted "Ceanic" as its tradename in February 1998. The Board of Directors believes that the new name "Ceanic Corporation" reflects its continued focus to market and operate worldwide under one name.

      The change of name will not affect the validity or transferability of stock certificates currently outstanding, and the Company's shareholders will not be required to surrender or exchange any certificates now held by them. The change will not affect the capital structure of the Company or the listing of any of its securities on any national securities exchange. The Company does not intend to change its stock ticker symbol "DIVE" at this time.

      The adoption of the proposal to approve the amendment to the Articles to change the Company's name requires an affirmative vote of the holders of two-thirds of the shares present, in person or by proxy, at the meeting. The text of the proposed amendment is as follows:

                          ARTICLE I
                            Name

      The name of the corporation is Ceanic Corporation.

      If the amendment is adopted by the shareholders, it will become effective upon its filing with the Louisiana Secretary of State, which is expected to be accomplished immediately after the annual meeting of shareholders.

      The Board of Directors recommends that the shareholders vote FOR the proposal to amend the Articles to change the Company name to "Ceanic Corporation."

EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

      Summary of Executive Compensation

   The following table provides a summary of the compensation for the fiscal year ended December 31, 1997, 1996 and 1995 of (i) the chief executive officer and (ii) the four most highly compensated executive officers of the Company during 1997 other than the chief executive officer (collectively, the "Named Executive Officers").


                    Summary Compensation Table

                                                                    Long Term
                                            Annual Compensation    Compensation
                                            -------------------    ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position      Year       Salary       Bonus      Options(#)
---------------------------------------------------------------------------------
Rodney W. Stanley,               1997      $275,000      $   0        300,000
  President and                  1996        90,185<F1>      0
  Chief Executive Officer

Kevin C. Peterson                1997      $119,166<F2>  $   0        200,000
  Executive Vice President
  and Chief Operating Officer

Robert B. Suggs                  1997      $136,666      $45,000       10,000
  Senior Vice                    1996       109,992      $30,000
  President-Americas Region

Quinn J. Hebert                  1997      $125,000      $    0        50,000
  Corporate Counsel and          1996        90,000       30,000
  Secretary

Cathy M. Green                   1997      $125,000      $    0        20,000
  Chief Financial                1996        82,083      30,000
  Officer and
  Vice President-Finance
  _____

  <F1>  Mr.  Stanley  commenced  employment on August 1, 1996, thus the amount stated as his 1996 salary reflects a partial year employment. For information with respect to his stock options, see "Stanley Employment Agreement" below.

  <F2> Mr. Peterson commenced employment on May 15, 1997; thus the  amount  stated  as  his 1997 salary reflects a partial
  year  of  employment.   Mr.  Peterson's  annual  salary  as
  Executive  Vice President and Chief  Operating  Officer  is
  $230,000.   For  information  with  respect  to  his  stock
  options see "Peterson Employment Agreement" below.


  Stock Options

        The following table sets forth information with respect to all stock options granted in 1997 by the Company to each
  of the Named  Executive  Officers.   No  stock appreciation
  rights have been granted by the Company to any of the Named
  Executive Officers.

               Option Grants in Last Fiscal Year


                                                                   Grant
                     Individual Grants                          Date Value
-------------------------------------------------------------------------------
      (a)             (b)          (c)        (d)       (e)          (f)


                   Number of      % of Total
                   Securities      Options    Exercise                Grant
                   Underlying     Granted to  or Base                 Date
                    Options       Employees    Price   Expiration    Present
      Name         Granted(#)(F1> in Fiscal    ($/Sh)     Date       Value ($)<F3>
-------------------------------------------------------------------------------
Rodney W. Stanley   300,000<F2>       26%      $ 9.00    4/29/07     $1,896,000

Kevin C. Peterson   200,000           18%      $ 9.00    5/15/07     $1,710,000

Robert B. Suggs      10,000            *       $15.56     9/9/07     $  107,200

Quinn J. Hebert      50,000            4%      $ 9.00    4/29/07     $  316,000

Cathy M. Green       20,000          1.7%      $15.56     9/9/07     $  214,400

* Less than 1%.

<F1>  Each  of  the stock options granted in
      1997 by the Company  to the Named Executive
      Officers  is  not immediately  exercisable.
      One-fifth of the  number  of  stock options
      covered  by  each  such  grant will  become
      exercisable  on  the  first  through  fifth
      anniversaries  of  the respective  date  of
      grant thereof.  Such  stock  options  will,
      however, become immediately exercisable  in
      their  entirety  at such time as determined
      by the Compensation  Committee of the Board
      of Directors in its sole discretion or upon
      the occurrence of certain  events specified
      in  the  Amended  and  Restated   Incentive
      Compensation Plan.

<F2>  Mr.   Stanley's   option  granted  to
      purchase 375,000 options  at $8.875 subject
      to  performance criteria was  cancelled  in
      1997.   In an effort to bring Mr. Stanley's
      long-term  compensation  in  line  with the
      incentives of the Company's peer group  and
      the  Company's other executive officers, in
      April  1997,  Mr.  Stanley  was  granted an
      option to purchase 300,000 shares  at $9.00
      per  share,  vesting over a five-year  term
      without  being   subject   to   performance
      criteria.


<F3>  The Black-Scholes option pricing  model
      was   used  to  determine  the  grant  date
      present  value of the stock options granted
      in  1997  by   the  Company  to  the  Named
      Executive  Officers.    Under   the  Black-
      Scholes  option  pricing  model, the  grant
      date  present  value of each  stock  option
      referred to in the  table was calculated to
      be  $6.32, $8.55 and $10.72  on  April  29,
      1997,  May  15, 1997 and September 9, 1997,
      respectively.    The  following  facts  and
      assumptions  were  used   in   making  such
      calculation:   (a)  an unadjusted  exercise
      price of $9.00 on April  29,  1997  and May
      15,  1997, and $15.56 on September 9,  1997
      for each  such stock option granted; (ii) a
      fair market value of $9.00 for one share of
      Company common  stock  granted on April 29,
      1997, $11.50 on May 15,  1997 and $15.56 on
      September 9, 1997; (iii) no dividend yield;
      (iv) a stock option term of 10 years; (v) a
      stock volatility of 48.98%  with respect to
      grants  made on April 29, 1997  49.25%  for
      grants made  on May 15, 1997 and 48.53% for
      grants made on  September 9, 1997, based on
      an analysis of weekly  closing stock prices
      of  shares of Company common  stock  during
      the three-year  period prior to the date of
      grant;  and  (vi)  an   assumed   risk-free
      interest rate of 6.88%, 6.65% and 6.33% for
      grants  made  on  April  29, 1997, May  15,
      1997, and September 9, 1997,  respectively,
      which is equivalent to the yield  on a ten-
      year  treasury note on the such dates.   No
      other discounts or restrictions related to vesting or the likelihood of vesting of stock options were applied. The resulting grant date present value of $6.32, $8.55 and $10.72 for each grant date of April 29, 1997, May 14, 1997 and September 9, 1997, respectively, was multiplied by the total number of stock options granted to each of the Named Executive Officers on such date to determine the total grant date present value of such stock options granted to each Named Executive Officer, respectively.




The  following   table   sets   forth
information  with  respect to any exercises
of Company stock options in 1997 by each of
the  Named  Executive   Officers   and  all
outstanding  Company stock options held  by
each of the Named  Executive Officers as of
December 31, 1997.   No  stock appreciation
rights have been granted by the Company to any of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values



      (a)           (b)             (c)           (d)            (e)
                                                 Number of
                                                Securities      Value of
                                                Underlying  Unexercised In-the
                                                Unexercised   Money Options at
                                                Options at      FY-End($)
                                                 FY-End (#)   -----------------
                                                -----------
               Shares Acquired                  Exercisable/   Exercisable/
    Name        on Exercise(#)  Value Realized Unexercisable*  Unexercisable*
--------------------------------------------------------------------------------

Rodney W. Stanley     0               0             60,000       $ 225,000
                                                   240,000*      $ 900,000*

Kevin C. Peterson     0               0                  0       $       0
                                                   200,000*      $ 750,000*

Robert B. Suggs     3,053          $26,644               0       $       0
                                                    10,000*      $       0

Quinn J. Hebert     8,000           44,161               0       $       0
                                                    50,000*      $ 187,500*

Cathy M. Green      4,000           39,376           2,000       $  10,500
                                                    20,000*      $       0


Stanley Employment Agreement

      The  Company and Mr. Stanley entered into
a   five-year    employment    agreement   (the
"Agreement")   effective   August   1,    1996.
Pursuant  to  the  provisions of the Agreement,
Mr.  Stanley's  initial   annual   salary   was
$200,000    as    Senior   Vice   President   -
International Operations  and  was increased to
$275,000   upon   Mr.  Stanley's  election   as
President  and  Chief   Executive   Officer  in
December,   1996.   Mr.  Stanley's  salary   is
subject to review  by  the  Board  of Directors
annually.   Mr.  Stanley  is  also entitled  to
participate  in  all pension, incentive,  bonus
and other employee benefit plans made available
to the Company's executive  officers.   If  Mr.
Stanley  (i)  dies or becomes disabled, (ii) is
terminated  for  "Cause",  as  defined  in  the
Agreement, or  (iii)  leaves  the employ of the
Company for a reason other than  "Good Reason",
as  defined in the Agreement, the Company  owes
Mr.  Stanley   no  further  amounts  under  the
Agreement. If, however, Mr. Stanley is (i) terminated for a reason other than "Cause" or
(ii) leaves the employ of the Company for "Good
Reason", the  Company  is  required  to pay Mr.
Stanley an amount equal to his then full current annual salary plus the full incentive bonus paid or payable for the year immediately preceding such termination.

      Under  the  Agreement,  Mr.  Stanley  was
eligible   for  an  annual   bonus   upon   the
attainment of  certain Company-wide performance
goals, the amount  of which is to be determined
by   the   Company's  Compensation   Committee.
Pursuant to  the  terms  of  the Agreement, Mr.
Stanley was granted options to purchase 375,000
shares of Common Stock on August 1,  1996 at an
option  exercise  price  of  $8.875  per share.
After  a  review  of the terms of the grant  of
options   under   Mr.   Stanley's    employment
agreement, the Compensation Committee  voted to
eliminate  the  performance criteria under  the
Agreement  and  issue  Mr.  Stanley  a  reduced
number of shares  consistent  with  issuance to
those of the Company's other executive officers
and  the  Company's  peer  group.   The 375,000
options previously issued to Mr. Stanley were cancelled and a total of 300,000 options were granted to Mr. Stanley on April 29, 1997 at an exercise price of $9.00 per share, vesting over a five-year period.

      At  the  end of Mr. Stanley's  employment
with the Company,  the Company may, in its sole
discretion  under  the   Agreement,   elect  to
trigger a non-competition covenant pursuant  to
which  Mr.  Stanley  will  be  prohibited  from
competing   with   the   Company   in   various
geographic  areas  for  a  period  of up to two
years.    The   amount  of  the  noncompetition
payment to Mr. Stanley under the Agreement will
be either $100,000  per  year  or  $200,000 per
year,   depending  upon  the  reason  for   Mr.
Stanley's employment termination.

Peterson Employment Agreement

      The Company and Mr. Peterson entered into
a   five-year    employment    agreement   (the
"Agreement") effective May 15, 1997.   Pursuant
to   the   provisions  of  the  Agreement,  Mr.
Peterson's initial  annual  salary was $220,000
as Executive Vice President and  was  increased
to  $230,000  upon  Mr. Peterson's election  as
Chief Operating Officer.  Mr. Peterson's salary
is subject to review  by the Board of Directors
annually.  Mr. Peterson  is  also  entitled  to
participate  in  all  pension, incentive, bonus
and other employee benefit plans made available
to the Company's executive  officers.   If  Mr.
Peterson  (i) dies or becomes disabled, (ii) is
terminated  for  "Cause",  as  defined  in  the
Agreement,  or  (iii)  leaves the employ of the
Company for a reason other  than "Good Reason",
as defined in the Agreement,  the  Company owes
Mr.  Peterson  no  further  amounts  under  the
Agreement.   If, however, Mr. Peterson  is  (i)
terminated for  a  reason other than "Cause" or
(ii) leaves the employ of the Company for "Good
Reason", the Company  is  required  to  pay Mr.
Peterson  an  amount  equal  to  his  then full
current  annual  salary plus the full incentive
bonus paid or payable  for the year immediately
preceding such termination.   Mr.  Peterson was
granted options to purchase 200,000 shares of Common Stock on May 15, 1997 at an option exercise price of $9.00 per share vesting over a five year period.

      At  the  end of Mr. Peterson's employment
with the Company,  the Company may, in its sole
discretion  under  the   Agreement,   elect  to
trigger a non-competition covenant pursuant  to
which  Mr.  Peterson  will  be  prohibited from
competing   with   the   Company   in   various
geographic  areas  for  a  period  of up to two
years.    The   amount  of  the  noncompetition
payment to Mr. Peterson under the Agreement will be $200,000 per year.

Compensation Committee Interlocks and Insider
Participation

   Messrs.  Lasher  and  O'Malley  serve on the
Company's  Compensation  Committee,  with   Mr.
Lasher  acting  as  its Chairman.  No executive
officer of the Company  during 1997 served as a
director,   or   member  of  the   compensation
committee, of another entity, one of whose executive officers served as a director, or on the Compensation Committee, of the Company.

Compensation  Committee   Report  on  Executive
Compensation



   The Compensation Committee  of  the Board of
Directors  reviews,  analyzes  and  establishes
compensation   for   the   Company's  executive
officers, reviews and provides general guidance
for the compensation of the  Company's regional
and   other  senior  managers,  evaluates   the
performance  of the Chief Executive Officer and
Chief Operating  Officer  and  administers  the
grant of stock-based awards under the Company's
Amended  and  Restated  Incentive  Compensation
Plan.    Messrs.   O'Malley  and  Lasher,   who
comprise the Compensation  Committee,  are both
independent,   non-employee  directors  of  the
Company.

   In consultation  with  an  employee benefits
consultant  retained by the Company  to  assess
the   Company's   executive   compensation   in
comparison  to that of fourteen other publicly-
held   oilfield    service    companies    (the
"Comparison  Group"), the Committee has adopted
an executive compensation philosophy that seeks
to (i) provide a competitive total compensation
package that enables  the  Company  to attract,
hire,    develop,   reward   and   retain   key
executives,  (ii) tie executive compensation to
the Company's  annual  business  objectives and
strategies,  and  (iii) provide variable  total
reward opportunities  that are directly tied to
increases in stockholder  value.  The Company's
compensation  philosophy is  also  intended  to
reward individual  initiative  and  achievement
and  to  assure  that the amount and nature  of
executive    compensation     is     reasonably
commensurate   with   the  Company's  financial
condition,  results  of operations  and  Common
Stock performance.

   The Company seeks to attain these objectives
with   base   salaries   that   are   generally
competitive with those of the Comparison Group,
annual incentive bonuses keyed primarily to the
attainment of performance  targets  tied to the
Company's budget and the award of stock options
or  other  stock-based  awards  that  focus  on
increases  in  stock value over a longer  term.
Factors  considered   from   time  to  time  in
reviewing   and   establishing  the   Company's
executive  compensation   program  include  the
Company's   financial   performance,   industry
practices,    the   Company's    culture    and
organizational structure, the responsibilities undertaken by a given executive and his or her success in doing so.

   In  order  to  link a portion  of  executive
compensation   to  Company   performance,   the
Committee determined to continue during 1997 an
annual bonus plan  under  which  each executive
officer  and the Company's regional  and  other
senior managers  could  earn an annual bonus of
between  approximately 15%  to  60%  of  salary
based  on  the   quality  of  the  individual's
performance   and  the   attainment   of   pre-
established revenue  and  profit  goals  by the
Company  as  a  whole and by individual regions
and business units.   The  exact  amount of the
bonus paid to the executive officers, however, was determined by the Compensation Committee.

   In  1997,  Mr.  Stanley  received total cash
compensation  (in  the  form  of   salary)   of
$275,000   from  the  Company.   Mr.  Stanley's
annual  salary   is  fixed  in  his  employment
agreement, which is  discussed  above, although
it may be increased upon annual review  by  the
Board  of  Directors.   Although  the Company's
1997  revenues  increased by approximately  25%
from $105.8 million for 1996 compared to $132.7
million  for 1997,  the  Company's  net  income
level  for   fiscal   1997   of   $2.2  million
($.22/share)   was  well  below  the  Company's
expectations and  objective  performance goals.
Based primarily on the Company's 1997 financial
performance,     and    notwithstanding     the
significant  revenue   growth   in   1997,  the
Compensation  Committee elected not recommended
to the Board of  Directors  an  increase in Mr.
Stanley's  salary  or  to  pay a bonus  to  Mr.
Stanley,   as  the  Chief  Executive   Officer.
Moreover, due to the same factors discussed above, the Company did not pay a cash bonus to members of the Company's Executive Committee in 1997 which includes Mr. Peterson, Mr. Hebert, and Ms. Green in addition to Mr. Stanley.

   Another    element    of   the   Committee's
performance-based  compensation  philosophy  is
the Amended and Restated Incentive Compensation
Plan.  The purpose of  the  Plan is to link the
interests  of  management to the  interests  of
shareholders  and  focus  on  intermediate  and
long-term results.  Stock  options  grants  are
typically  made  at 100% of the market value of
the stock on the date  of  the  award,  are not
exercisable  during  the  first  year after the
award  and are exercisable thereafter  under  a
vesting schedule selected by the Committee that
specifies  the  number  of the options becoming
exercisable each year throughout  the schedule.
The   size   of  option  grants  is  determined
subjectively,    generally    in    approximate
proportion    to   the   officer's   level   of
responsibility   and   experience.   For  those
purposes, in 1997, the Company granted options to purchase shares of common stock in the amount of 300,000 to Mr. Stanley, 200,000 to Mr. Peterson, 10,000 to Mr. Suggs, 50,000 to
Mr. Hebert, 20,000 to Mr. Cowe  and  20,000  to
Ms. Green.

   Under  Section  162(m) ("Section 162(m)") of
the Internal Revenue  Code of 1986, as amended,
generally no deduction is allowed by a publicly
held corporation for compensation  paid  by the
corporation  to  its  most  highly  compensated
executive  officers  to  the  extent  that  the
amount  of  such  compensation  for the taxable
year   for  any  such  individual  exceeds   $1
million.    Section  162(m)  provides  for  the
exclusion of  compensation  that  qualifies  as
performance-based from the compensation that is
subject  to  such  deduction limitation.  Other
types of incentive compensation granted through
such Plan may also qualify as performance-based
compensation  if  additional  requirements  are
met.    The   Company  anticipates   that   the
components of individual annual compensation for each highly compensated executive officer that do not qualify for any exclusion from the deduction limitation of Section 162(m) will not exceed $1 million and will therefore qualify for deductibility.

Submitted by the Compensation Committee of the
              Board of Directors

William C. O'Malley    Stephen A. Lasher


Performance Graph

   The following graph  presents the cumulative
total  shareholder  return   on  the  Company's
Common Stock for the period since the Company's
initial public offering in July,  1993 compared
to  the  cumulative  total shareholder  return,
assuming reinvestment of dividends, for (i) all
U.S. stocks quoted on  the  Nasdaq Stock Market
as measured by the CSRP Total  Return Index for
The Nasdaq Stock Market (U.S.),  (ii)  the peer
group  previously selected by the Company  (the
"Old Peer  Group")  consisting of the following
issuers,  each  of which  is  in  the  offshore
construction business  or  the offshore oil and
gas   support   services  business,   or   both
businesses:   Coflexip  Stena  Offshore,  Inc.,
Global  Industries,  Inc.,  J.  Ray  McDermott,
S.ALtd.,   Oceaneering   International,   Inc.,
SEACOR  Holdings,  Inc., and Stolt Comex Seaway
S.A., (iii) and a revised  peer group (the "New
Peer Group") recently selected  by  the Company
that, except for the substitution of  Cal  Dive
International,  Inc.  for Seacor Holdings, Inc.
consist of the membership  from  the  Old  Peer
Group.   The  Company elected to replace SEACOR
with Cal Dive International,  Inc.  as Cal Dive
recently  became a public corporation  in  1997
and is a provider of diving, vessel and related
services in the Gulf of Mexico and hence better
reflects peer group members who provide similar
services and  products  as  the  Company.   The
Company's initial public offering was completed
in   July,   1993   and,   accordingly,  return
information   for   earlier  periods   is   not
presented.  The graph  reflects  the assumption
that  $100  was  invested on July 21,  1993  in
Company Common Stock  and  in the three indices
presented.  The returns of each  member  of the
Old Peer Group and the New Peer Group have been
weighted   according  to  that  issuer's  stock
market capitalization.   The  Company  paid  no
dividends  during  the  period  presented.  The
cumulative  total  percentage returns  for  the
period  presented  were   as  follows:  Company
Common Stock, 30.8%; all U.S. stocks quoted on the Nasdaq Stock Market, 132.0%; the Old Peer
Group, 154.5%; and the New Peer Group, 161.7%.

          [Insert Graph Here]


             CERTAIN TRANSACTIONS

      In  1997,  the Company purchased the  M/V
American Defender, a 220 foot class dynamically
positioned vessel, from Tidewater, Inc. for the
aggregate purchase price of $2.25 million.  Mr.
O'Malley,  a  director   of   the  Company,  is
Chairman  of  the  Board, President  and  Chief
Executive Officer of Tidewater. Also, in 1997, the Company sold its environmental service subsidiary, American Pollution Control, Inc.
for  $275,000  cash  to  a company owned by Mr.
Yax, the Company's Chairman  of the Board.  The
Company believes that the prices involved in these transactions, which were negotiated at arm's length, are favorable to the Company.
The price received by the Company on the sale of American Pollution Control, Inc. exceeded the value determined in an opinion from an independent investment banking firm.

         QUORUM AND VOTING OF PROXIES

   The  presence,  in person or by proxy, of  a
majority of the outstanding  shares  of  Common
Stock of the Company is necessary to constitute
a  quorum.   Shareholders voting, or abstaining
from voting, by  proxy  on  any  issue  will be
counted as present for purposes of constituting
a  quorum.   If  a  quorum  is present, (i) the
election of the directors to  be elected at the
Meeting  will  be determined by plurality  vote
(that  is,  the  nominees   receiving  the  two
largest number of votes will  be  elected)  and
(ii)  the  affirmative  vote  of the holders of
two-thirds of the shares present  in  person or
by  proxy  at  the Meeting will be required  to
approve the proposal  to amend Article I of the
Company's Articles to change  the  name  of the
Company  to  "Ceanic  Corporation" and (iii)  a
majority of votes actually cast will decide any
other  matter  properly  brought   before   the
Meeting for a vote of shareholders.  Shares for
which  proxy  authority to vote for any nominee
for election as  a  director is withheld by the
shareholders  and shares  that  have  not  been
voted by brokers  who may hold shares on behalf
of the beneficial owners  ("broker  non-votes")
will  not be counted as voted for the  affected
nominee.  With respect to the proposal to amend
the Articles, shares abstained from voting will
be  considered   present  at  the  Meeting  for
purposes of determining  whether  or  not  two-
thirds  of  the  shares  present at the Meeting
were voted for such proposal,  but  shares  not
voted  as a result of broker non-votes will not
be so considered.   With  respect  to all other
matters, shares not voted as a result of abstentions and broker non-votes will not be considered as voted for purposes of determining whether or not a majority of votes were cast for such matters.

            PRINCIPAL STOCKHOLDERS

   The  following table sets forth  information
as to the  only persons known by the Company to
have beneficial ownership, as of March 1, 1998,
of more than  5%  of  the outstanding shares of
Company Common Stock, other than George C. Yax,
whose  beneficial  ownership   and  address  is
disclosed under "Election of Directors."  As of
March  1,  1998,  the  Company  had  10,640,760
shares    outstanding.     To   the   Company's
knowledge,  all  shares shown  as  beneficially
owned are held with  sole voting power and sole
dispositive power unless  otherwise  indicated.
The   information  set  forth  below  has  been
determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 on the basis of the most recent information furnished to the Company by the person listed.

   Name and Address         Shares Beneficially Owned   Percent of Class
   ----------------         -------------------------   ----------------

David L. Babson and Company        754,800                 7.1%
One Memorial Drive
Cambridge,  Massachusetts 02142

Wellington Management Group        587,500<F1>             5.5%
75 State Street
Boston, Massachusetts

----------
<F1>  Of   the   587,500   shares,  Wellington
      Management Company has shared voting power over 307,500 shares and shared dispositive power over all 587,500 shares.

     RELATIONSHIP WITH INDEPENDENT PUBLIC
                  ACCOUNTANTS

   The Company's financial statements for 1997 were audited by the firm of Price Waterhouse
LLP. Representatives of Price Waterhouse LLP are not expected to be present at the Meeting, but will be available to respond to appropriate questions in writing.

             STOCKHOLDER PROPOSALS

   Eligible shareholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the Company's 1999 annual meeting must forward their proposal to the Secretary of the Company at the address set forth on the Notice of the Meeting in time to arrive at the Company prior to December 18, 1998.

               By Order of the Board of Directors
                              /s/ Quinn J. Hebert
                                  Quinn J. Hebert
                                  Secretary
                                  Houston, Texas
                                  April 8, 1998

PROXY   This Proxy is Solicited on Behalf of the Board of Directors of
                       AMERICAN OILFIELD DIVERS, INC.

    The undersigned hereby constitutes and appoints Quinn J. Hebert and Cathy M. Green, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated below, all of the shares of Common Stock of American Oilfield Divers, Inc. (the "Company") that the undersigned is entitled to vote and held of record by the undersigned on April 3, 1998 at the annual meeting of the shareholders of the Company to be held on May 15, 1998 (the "Annual Meeting"), and at any and all adjournments thereof.

    The Board of Directors recommends a vote FOR the nominees listed below

    1.  Election of Directors.

        FOR / /  The nominee listed below WITHHOLD AUTHORITY / / to vote for
                 (except as marked to the                        the nominee
                  contrary below)                               listed below)

        INSTRUCTIONS:  To withhold authority to vote for any nominee, strike a line through the  nominee's name below:

                       Kevin C. Peterson                 William C. O'Malley

    The Board of Directors recommends a vote FOR the proposal to amend the Articles of Incorporation and to change the Company name to "Ceanic Corporation."

    2. Approval of the amendment to the Articles of Incorporation to change the Company name to "Ceanic Corporation."

        / /  FOR         / /  AGAINST

    3. In their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

                                     (Please See Reverse Side)

    This  proxy  when  properly  executed  will  be  voted  in  the manner
    directed herein  by  the undersigned  shareholder.   If  no direction is
    made, this proxy will be voted FOR the nominees listed on the reverse side and FOR the proposal to amend the Articles of Incorporation to change the Company name to "Ceanic Corporation." The individuals designated above will vote in their discretion on any other matter that may properly come before the meeting.

                                        Date:             , 1998

                                        ------------------------
                                        Signature of Shareholder

                                        ------------------------
                                        Signature if held jointly

                                        Please sign exactly as name appears
                                        on  the certificate or certificates
                                        representing  shares to be voted by
                                        this proxy, as  shown  on the label
                                        to  the  left.   When  signing   as
                                        executor,  administrator, attorney,
                                        trustee, or  guardian  please  give
                                        full   title   as   such.    If   a
                                        corporation,   please   sign   full
                                        corporation  name  by  president or
                                        other  authorized  officer.   If  a
                                        partnership,   please    sign    in
                                        partnership   name   by  authorized
                                        persons.

Please mark, sign, date and return this proxy promptly using the enclosed envelope.